EXHIBIT A

           Cover Letter to Offer to Purchase and Letter of Transmittal

   IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME, PLEASE DISREGARD THIS
       NOTICE. THIS IS SOLELY NOTIFICATION OF THE COMPANY'S TENDER OFFER.


October 23, 2003

Dear Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC
Member:

         We are writing to inform you of important dates relating to a tender offer by Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the "Company"). This tender offer applies to both Multi-Strategy Series M and Multi-Strategy Series G. If you are not interested in redeeming your Units of either Series of the Company at this time, please disregard this notice and take no action.

         The tender offer period will begin on October 23, 2003 and will end at 12:00 midnight New York time on December 1, 2003, but tenders of Units must be received no later than November 24, 2003. The purpose of the tender offer is to provide liquidity to Members of the Company who hold Units. Units may be presented to the Company for purchase only by tendering them during one of the Company's announced tender offers.

         Should you wish to tender any of your Units for purchase by the Company during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope before November 24, 2003. (Members wishing to tender Units of both Multi-Strategy Series M and Multi-Strategy Series G must complete and return a separate Letter of Transmittal with respect to each Series.) If you do not wish to sell your Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY UNITS AT THIS TIME.

         All tenders of Units must be received by PFPC, Inc., the Company's agent designated for this purpose, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by no later than November 24, 2003.

         If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Tender Offer Administrator at PFPC, Inc. at (800) 305-0816. You may also direct questions to your Smith Barney financial consultant. (Smith Barney is a division and service mark of Citigroup Global Markets, Inc.)

Sincerely,



Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC